As filed with the Securities and Exchange Commission on April 7, 2025
Registration Nos. 333-274150
333-188922

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-274150
POST EFFECTIVE AMENDMENT NO. 1 to REGISTRATION STATEMENT NO. 333-188922
UNDER
THE SECURITIES ACT OF 1933

The First Bancshares, Inc.
(Renasant Corporation as successor by merger to The First Bancshares, Inc.)
(Exact name of registrant as specified in charter)

Mississippi (State or other jurisdiction of incorporation or organization)	64-0862173 (I.R.S. Employer Identification No.)

6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. Mitchell Waycaster
Chief Executive Officer and Executive Vice Chairman
Renasant Corporation
209 Troy Street
Tupelo, Mississippi, 38804-4827
(662) 680-1001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank M. Conner III
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001
(202) 662-6000

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to each of the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission by The First Bancshares, Inc., a Mississippi corporation (“The First” or the “Registrant”):

Registration Statement on Form S-3, File No. 333-274150, filed on August 22, 2023, registering the issuance from time to time of up to $300,000,000 of common stock, preferred stock, senior and subordinated debt securities, depositary shares, purchase contracts, units, warrants and rights of The First; and

Registration Statement on Form S-3, File No. 333-188922, filed on May 29, 2013 and amended on June 17, 2013, registering the issuance of some or all of the 1,951,220 shares of common stock, par value $1.00 per share, of The First which were issued on or about May 29, 2013 to the selling securityholders identified therein upon the conversion of 1,951,220 shares of The First’s mandatorily convertible non-cumulative, non-voting, perpetual preferred stock, Series D, $1.00 par value.

On April 1, 2025, pursuant to the Agreement and Plan of Merger, dated as of July 29, 2024, by and between Renasant Corporation (“Renasant”) and The First, The First merged with and into Renasant (the “Merger”), with Renasant as the surviving corporation.

In connection with the Merger, The First is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, The First hereby amends each Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, The First Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tupelo, State of Mississippi, on this 7th day of April, 2025.

RENASANT CORPORATION as successor-in-interest to The First Bancshares, Inc.

By:	/s/ C. Mitchell Waycaster
C. Mitchell Waycaster
Chief Executive Officer and Executive Vice President

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 of the Securities Act.